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                                                                     EXHIBIT 2.7

                       FIRST AMENDMENT TO PROMISSORY NOTE

This first amendment (AMENDMENT) to the promissory note, issued on April 30, 1997 (NOTE), by Smith & Wesson Corp., a corporation organized and existing under the laws of the State of Delaware (S&W) to Tomkins Corporation, a corporation organized and existing under the laws of the State of Delaware (TOMKINS), is hereby made on May 11, 2001, between S&W and Tomkins.


      WHEREAS, for good and valuable consideration the parties hereto hereby agree as follows:


1. The Note is hereby amended by deleting from paragraph 2 of the Note the clause "If not sooner paid, the entire principal balance, together with accrued interest thereon, shall be due and payable on April 30, 2004." and inserting therein the following clause "The term of the Note shall be ten (10) years commencing on May 11, 2001. Principal shall be paid on this Note in eighty-four (84) equal monthly instalments commencing on May 11, 2004, such equal monthly payments to be in accordance with the amortization schedule attached as Schedule A."

2. The Note is hereby amended by deleting paragraph 3 in its entirety, which states "[n]o prepayments or partial payments may be made on account of principal without the express written consent of the holder of the Note."

3.    The Note is hereby amended by inserting the following covenants:

      a. Until repayment in full of all amounts due under the Note, S&W agrees that:

            i. it shall operate S&W, and shall cause the Subsidiaries (as defined below) of S&W to operate, only in the ordinary course of business;

            ii. S&W shall not, and shall not cause any Subsidiary of S&W to, nor permit any Subsidiary of S&W to, loan or otherwise transfer any cash out of S&W or any Subsidiary of S&W to any Affiliate (as defined below) of S&W or any Subsidiary of S&W;

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provided, that any dividends payable by S&W to Saf-T-Hammer Corporation, a company organized under the laws of the State of Nevada and the parent of S&W
(STH), in an amount not in excess of $600,000 in the first twelve (12) month period following the date of this Amendment and not in excess of $1,800,000 per annum thereafter, may be paid subject to applicable law; and

            iii. S&W shall not, and shall not cause or permit any Subsidiary of S&W, to pay any employee, officer or director of S&W or any Subsidiary of S&W a salary, bonus or other compensation that is not a reasonable salary, bonus or other compensation.

      b. S&W agrees that until payment of the $10,000,000 owing by STH to Tomkins under the Stock Purchase Agreement:

            i. S&W shall not, and shall not cause any Subsidiary of S&W nor permit any Subsidiary of S&W to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (as defined below), except for the Note and any Indebtedness incurred in the ordinary course of business of S&W and the Subsidiaries of S&W and Permitted Indebtedness (as defined below);

            ii. S&W shall not, and shall not cause any Subsidiary of S&W nor permit any Subsidiary of S&W to, make any payment or prepayment of principal of, pay any premium, if any, or interest on, or pay any redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness other than Indebtedness permitted by Section 3(b)(i).

      c. Until repayment in full of all amounts due under the Note, S&W shall not, nor shall it cause or permit any Subsidiary of S&W to, directly or indirectly, declare, order, pay or make any sum for any Restricted Payment (as defined below).

      d. S&W agrees that it shall not, and shall not cause or permit any Subsidiary of S&W to:

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        i.   enter into any transaction of merger or consolidation, or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, or grant a Lien over, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible, intangible or contingent, whether now owned or hereafter acquired, until payment of the $10,000,000 owing by STH to Tomkins under the Stock Purchase Agreement;

        ii. liquidate, wind-up or dissolve (or suffer any liquidation or dissolution of) all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible, intangible or contingent, whether now owned or hereafter acquired, until the repayment in full of all amounts due under the note; nor to

        iii. acquire by purchase, or otherwise, the property or fixed assets of, the business of, or stock or other evidence of beneficial ownership of, any person (as defined below) or any division or line of business or other business unit of any person, until payment of the $10,000,000 owing by STH to Tomkins under the Stock Purchase Agreement.


  d. until repayment in full of all amounts due under the note, S&W agrees that it shall not, and shall not cause any of its subsidiaries to, nor permit any of its subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of capital stock of S&W or any of its subsidiaries or with any affiliate of S&W, or of any such holder unless such transaction is on terms which are generally no less favorable to S&W (or any subsidiary of S&W) as would be applicable in an "arms-length" transaction.

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     f.   If there is a change of control of STH or S&W, then the term of the note shall immediately be accelerated and become due and payable in full and S&W shall immediately repay the note in full to Tomkins.

     g. It shall be an event of default under the note if STH fails to pay the $10,000,000 it owes to Tomkins under the Stock Purchase Agreement in accordance with Section 2.1(a)(ii) of the Stock Purchase Agreement.


4.   The note is hereby amended by adding the following definitions:

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power (whether or not exercised) to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests of such Person, by contract or otherwise.

            "Change of Control" means, with respect to S&W:


     a.   Whenever the control shareholders do not control S&W; and


     b. Whenever the control shareholders sell or dispose of any of their shares in STH, where such sale or disposal results in the control shareholders holding, in the aggregate, less than thirteen percent (13%) of the voting securities of STH; and

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     c.   The sale of all or substantially all of the assets of S&W or any of the capital stock of S&W.

For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power (whether or not exercised) to direct, or cause the direction of, the management and policies of S&W, whether through the ownership of voting securities or interests of STH, by contract or otherwise;

            "Company Group" means S&W and all of its Subsidiaries, both present and past.

            "Control Shareholders" means Mitchell Saltz, Sherry Noreen, Theodore Saltz and Robert Scott;

            "Indebtedness" includes, but is not limited to:


     d.   All indebtedness for borrowed money;


     e. That portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles; and


     f. Any direct or indirect guaranty by S&W, or the subsidiaries of S&W, of any obligation of any other person, whether for borrowed money or otherwise.

            "Permitted Indebtedness" means Indebtedness incurred in the ordinary course of business (which ordinary course may include the leasing of equipment for the business conducted in the ordinary course by members of the Company Group) of the Company in connection with the purchase, acquisition or lease of equipment for use in the business of the Company or any Subsidiary of the Company, the purchase or acquisition of inventory or the manufacture of products or delivery of services.

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            "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (or any equivalent in any jurisdiction).

            "Restricted Payment" means:


     g. Any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of S&W, or any subsidiary of S&W, now or hereafter outstanding other than the following:

          i.   Common Stock Dividends Payable on Common Stock;

          ii.  Dividends payable from a wholly-owned subsidiary of S&W to S&W;
               and

          iii. Dividends payable by S&W to its parent STH, in an amount not in excess of $600,000 in the first twelve (12) month period following the date of this amendment and not in excess of $1,800,000 per annum thereafter, subject to applicable law.


     h. Any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect by any member of the company group, of any shares of any class of stock of S&W, or any subsidiary of s&w, now or hereafter outstanding;


     i. Any payment made by any member of the company group to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any

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   class of stock of S&W, or any subsidiary of S&W, now or hereafter outstanding; and

            "Stock Purchase Agreement" means the Stock Purchase Agreement, dated May 11, 2001, between Tomkins and STH, relating to the sale of S&W.

            "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership or membership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned or controlled directly or indirectly by such person.


5. This amendment shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the state of Delaware.

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            IN WITNESS WHEREOF, each of the undersigned has cause this Amendment to be duly signed as of the date first above written.




      SMITH & WESSON CORP.




      By:_______________________
      Name:
      Title:





      TOMKINS CORPORATION




      By:_______________________
      Name:
      Title: